AeroVironment, Inc.
Product Purchase and Resell Terms and Conditions

The following Product Purchase and Resell Terms and Conditions (the "Terms") shall apply to all proposals, purchase agreements, estimates, invoices or quotes made, (the "Proposal" or "Quote") and purchase orders accepted, by AeroVironment, Inc., ("AV") for provision of Electric Vehicle Charging Equipment, Charging Docks and Charging Stations ("EVSE" or "Product") provided by AV to the customer identified in the accompanying Proposal or Quote ("Reseller"), except to the extent the Terms conflict with an agreement signed by both AV and Reseller. These Terms and the Proposal together form the agreement between AV and Reseller ("Agreement"). These Terms apply in lieu of any course of dealing between the parties or usage of trade in the industry. These Terms shall govern when in conflict with any of the terms and conditions contained in Reseller's purchase order or other procurement documents issued by Reseller. AV's Proposal, delivery of EVSE and acceptance of Reseller's purchase order or other procurement documents is expressly conditioned upon Reseller's acceptance of these Terms, irrespective of whether Reseller accepts by a written acknowledgement, implication, or acceptance of and payment for EVSE ordered hereunder. AV's failure to object to provisions contained in any communication from Reseller, or failure to enforce these Terms, shall not be deemed a waiver of these Terms or any provisions thereof. Any changes in these Terms must be specifically agreed to in writing by both parties before becoming binding on either party.

1. <u>Sale of AV Products to Reseller</u>

1.1 <u>Product Sales</u>. AV shall sell to Reseller EVSE and such other equipment and accessories set forth in Exhibit A (together, "Products") at the prices identified for such Products in Exhibit A. Reseller's order of Products shall be pursuant to a Proposal made by AV or Purchase Orders placed by Reseller and accepted from time-to-time by AV in accordance with the terms of this Agreement. AV may from time to time, by giving written notice to the Reseller in the form of an addendum to this Agreement, add to, delete from, or change the list of Products or pricing of Products in Exhibit A.

1.2 <u>Price</u>. AV's Proposal constitutes an offer to sell Products upon the terms of this Agreement. Unless otherwise stated on the Proposal, the prices included in any Proposal: (i) shall be valid for a period of thirty (30) days from its date, (ii) are in U.S. Dollars payable by check, credit card, electronic transfer or wire transfer, and (iii) do not include (a) shipping or transportation charges unless specifically identified as a separate line item, or (b) sales, use, personal property or other taxes, including state and local privilege or excise taxes. All applicable charges will be included in AV's invoice as separate items, which Reseller agrees to pay or, in the case of taxes, to supply appropriate tax exemption certificates in a form satisfactory to AV.

1.3 <u>Payment</u>. Reseller agrees to pay all fees listed in the invoice. Unless otherwise stated on the Proposal, payment terms will be cash, letter of credit, electronic transfer or wire transfer in advance based on AV's Proposal. Invoices not paid when due shall be subject to an interest rate of the lesser of one and a half percent (1.5%), or the maximum legal rate, of the invoiced amount for each month they remain unpaid. If Reseller is delinquent in payment to AV, AV may immediately stop shipment of Products and future shipping of Products until all delinquent amounts and late interest are paid. Additionally, AV may at its option recover all costs incurred by AV or its agent, including without limitation reasonable attorneys' fees, costs and expenses, in a collection action or any other legal action resulting from Reseller's breach of this Agreement. AV may re-evaluate Reseller's creditworthiness at any time, and modify or withdraw credit accordingly. Reseller may not set off or recoup invoiced amounts or any portion thereof against sums that are due, may become due, or Reseller claims to be due from AV.

1.4 <u>Specifications</u>. The Products shall be AV branded and manufactured to AV's standard specifications as may be determined by AV from time-to-time, unless alternative branding has been provided otherwise by an AV issued addendum to the Agreement.

1.5 <u>Parts and Delivery Terms</u>. Unless otherwise stated on the Proposal, (a) Products shall be shipped FOB Origin, using AV's standard commercial packaging and freight relationships, (b) Delivery time is not of the essence, and (c) AV is not liable for any loss arising from delay in delivery of Products. Reseller is solely responsible for, and shall bear all expense, risk and direction obligation relating to any applicable (i) special product packaging and/or freight handling requests from Reseller, and (ii) Products customs, duties and import/export compliance.

2. <u>Reseller Resale</u>

2.1 <u>Distribution Network</u>. Reseller shall sell and distribute Products to customers through its retail and business to business operations. AV may request point of sale data on re-sale of Product. Point of sale data will encompass a list of shipped AV Product including Product part number and geographic shipping location.

2.2 <u>Resale Price</u>. The suggested retail price (MSRP) for Products is set forth in Exhibit A. However, the sales price that Reseller charges to its customers for Products shall be determined by Reseller at its sole discretion.

2.3 <u>Return Policy</u>. AV shall not accept the return of Products for credit without a prior written agreement between the parties. Such agreement shall provide for any restocking charges, the cost of freight and insurance for the return and the cost to review the Product for refurbishment as required by the condition of the Product.

3. <u>Reseller Marketing and Sales Materials.</u> AV shall provide to Reseller appropriate marketing materials in digital format for use by Reseller. Reseller shall be responsible for printing and distributing any additional advertising collateral for the Products at its own expense. Reseller is responsible for executing drafts of any desired co-branded marketing materials (i.e. Reseller brand and AV brand), and AV and Reseller will mutually approve all final co-branded material prior to public or commercial use. All advertising collateral and merchandising shall be subject to prior written approval of AV prior to use. AV hereby grants Reseller a limited, revocable, non-exclusive and non-transferable license to use AV's trademarks, brands and logos ("AV IP") for the sole use with AV-approved advertising collateral pursuant to this Agreement. Reseller shall use commercially reasonable efforts to actively market and promote the Products using its sales channels.

4. <u>Confidentiality</u>

4.1 The Parties recognize that each of them ("Receiving Party") may, during the course of this Agreement, gain knowledge of, have access to, and have otherwise disclosed to it certain nonpublic information that is proprietary to the other Party, its subsidiaries and its affiliates ("Disclosing Party") and which is of a secret or confidential nature ("Confidential Information"). The following information shall be considered the Confidential Information: this Agreement, and information, whether written, oral, visual or otherwise, concerning technologies, software, products, developments, specifications, inventions, designs, research and development programs, business plans, manufacturing, advertising programs, sales promotions, prices, complaints, budgets, forecasts, marketing, investment, management, financial condition and other business affairs.

4.2 The Receiving Party shall not disclose, publish, release, transfer or otherwise make available Confidential Information of the Disclosing Party in any form to, or for the use or benefit of, any third party except as necessary for purposes of performing obligations under this Agreement and provided that the Receiving Party shall ensure that each such third party is aware of and undertakes to maintain the secret or confidential nature of the Disclosing Party's Confidential Information.

4.3 The obligations of confidentiality shall not apply if Confidential Information (i) is, or becomes (other than through a breach of this Agreement) generally known to the public, (ii) was in the Receiving Party's possession prior to its disclosure by the Disclosing Party, as demonstrated by the Receiving Party's written records, (iii) is developed independently by the Receiving Party without reliance on information or materials provided by the Disclosing Party, as demonstrated by the Receiving Party's written records, or (iv) disclosure is required by law or order of a court, provided that the Receiving Party gives the Disclosing Party prompt notice of the request for disclosure, cooperates with the Disclosing Party in obtaining a protective order or other remedy, and discloses only that portion of the Confidential Information which it is legally compelled to disclose.

4.4 Each Party acknowledges that the disclosure of the other Party's Confidential Information may result in irreparable injury to that Party and that such Party shall be entitled to seek injunctive relief in addition to any other legal or equitable remedies that may be available.

5. <u>Termination</u>

5.1 Either Party may terminate this Agreement effective immediately by notice in writing without liability to the other Party.

5.2 In the event of termination of this Agreement for any reason, unless otherwise directed by the other Party, Reseller shall cease use of AV IP and each Party shall return or destroy all the Confidential Information of the other Party and certify such return or destruction if requested to do so by the other Party.

5.3 In the event this Agreement is terminated for any reason, Reseller shall be responsible for any and all Purchase Orders accepted by AV prior to the date of termination.

6. <u>Intellectual Property</u>. All right, title and interest in and to intellectual property of any kind associated with the Products is reserved to, and belongs to, AV. Reseller agrees not to directly or indirectly disassemble, decode, peel

components, decompile, modify, append, translate, copy, distribute, publicly display or otherwise reverse engineer or attempt to reverse engineer or derive source code from, or provide to third parties for such purpose, the Products or any portion thereof, or permit or encourage any third party to do so. Subject to the terms of this Agreement, AV hereby grants Reseller a non-exclusive license, and sublicensing rights, to use the software embedded in the Products and any upgrades thereto (the "Software") solely (i) with the Products, (ii) as instructed in AV's printed installation and operation instructions.

6.1 Trademarks and Trade Name. The Reseller agrees not to use in any way, or to remove, alter or change in any way, any of AV's trademarks, trade names, logo types or other commercial symbols, found on any Products or otherwise without the prior written permission of AV, which may be withheld in its sole discretion.

7 Limited End-User Warranty for Products.

The Products are warranted to the end-user to be free of defects in material and workmanship for a period of thirty-six (36) months from the date of sale to end-user and upon end-user providing AV with proof of their purchase. **Reseller shall provide end-users with the limited warranty and restrictions attached hereto and incorporated herein as Exhibit B.**

THIS IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY AV WITH RESPECT TO THE PRODUCTS. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT, AV MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, IN RESPECT OF THE PRODUCTS INCLUDING, WITHOUT LIMITATION, WARRANTIES OF QUALITY, ACCURACY, OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR OF RESULTS TO BE OBTAINED FROM USE OF PRODUCTS.

8 Reseller Indemnity. Each Party shall indemnify and hold harmless the other Party, their officers, directors, customers, agents and employees against all claims, liabilities, damages, losses and expenses, including attorneys' fees and cost of suit, arising out of or in any way connected with the indemnifying Party's (a) breach of any of the provisions of this Agreement , (b) negligent acts or omissions or those of its directors, officers, managers, employees or other agents related to this Agreement, or (c) violations (or any of its directors, officers, managers, employees or agents) of any applicable law, regulation, or order.

9 Force Majeure. Neither party shall be liable for any loss or damage resulting from failure or delay of performance due to unforeseen circumstances or causes beyond their control, including without limitation, strikes, riots, war, fire, flood, vandalism, sabotage, acts of God, weather-related transit or shipping delays, inability to obtain materials or manufacturing facilities or compliance with any law, regulation or order, whether valid or invalid of any cognizant government body whether domestic or foreign.

10 LIMITATION OF LIABILITY. TO THE EXTENT PERMITTED BY LAW, AV'S LIABILITY FOR RESELLER'S DAMAGES WILL, IN THE AGGREGATE, NOT EXCEED THE VALUE OF THE AGREEMENT. EXCEPT AS OTHERWISE PROVIDED HEREIN, IN NO EVENT SHALL AV OR THE RESELLER BE LIABLE TO THE OTHER PARTY FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE, ECONOMIC OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOSS OF REVENUE OR PROFITS, SUFFERED OR INCURRED, AS A RESULT OF THE PRODUCTS OR SERVICES THAT ARE THE SUBJECT OF THIS AGREEMENT. LIMITATIONS OF LIABILITY PROVIDED HEREIN WILL APPLY WHETHER THE LIABILITY ARISES UNDER BREACH OF CONTRACT OR WARRANTY, TORT, INCLUDING NEGLIGENCE, STRICT LIABILITY, STATUTORY LIABILITY, OR ANY OTHER CAUSE OF ACTION, AND SHALL INCLUDE A PARTY'S AFFILIATES, OFFICERS, EMPLOYEES, AGENTS, AND SUBCONTRACTORS.

11 Other

11.1 Insurance. Reseller represents and warrants that during the term of this Agreement it shall maintain insurance coverage issued through an insurance company with an A.M. Best rating of AX or better and as is required by law or regulation as of the date of execution of this Agreement including (a) Workers' compensation and employer's liability the limits of which shall not be less than $1,000,000 each accident or each employee, (b) general comprehensive commercial liability insurance (including contractual liability, personal injury, property damage, advertising liability, products/completed operations and independent contractors) the limits of which shall be not less than US $1,000,000 per occurrence with a $2,000,000 aggregate covering general comprehensive commercial liability (including contractual liability, personal injury, property damage, advertising liability, products/completed operations and independent contractors), and (c) Automotive bodily injury and property damage liability insurance (covering all owned, hired and non-owned vehicles), the limits of which shall be not less than US $2,000,000 combined single limit per occurrence. Reseller shall include AV as additional insured on the commercial general liability insurance policy. All certificates shall provide at least thirty (30) days advance written notice to AV prior to cancellation, termination or alteration of said insurance policies.

11.2 Independent Contractor. It is understood between the Parties that each Party is an independent contractor and is not an agent, employee, servant, partner or joint venture of the other Party. Neither Party shall have the right, power, or authority to assume or create any obligation on behalf of the other Party.

11.3 Severability. If any court of competent jurisdiction finds any provision of this Agreement to be unenforceable or invalid in whole or in part, such finding shall not affect the validity of the other provisions of this Agreement or the remainder of the provision in question.

11.4 Counterparts. This Agreement may be executed in several counterparts, each of which is to be considered an original but all of which taken together constitutes one and the same agreement. The Parties acknowledge and agree that signatures sent by facsimile or electronic copy are deemed and accepted by the Parties as originals.

11.5 No Waiver. The failure of either AV or Reseller to enforce at any time, or from time to time, any provision of this Agreement shall not be construed as a waiver thereof.

11.6 Assignment. Reseller may not assign this Agreement or any part thereof without the prior written consent of AV, except that it may be assigned without such consent to a wholly owned subsidiary or successor. AV may assign this Agreement at any time without consent of Reseller.

11.7 Entire Agreement. This Agreement constitutes the entire, complete and fully integrated agreement between AV and Reseller with respect to the subject matter hereof. Except as required by law, there are no other statements, representations, terms, covenants, warranties, guarantees, conditions, agreements or obligations in any way relating to AV's marketing or sale of Products, installation or services to Reseller and Reseller expressly disclaims any purported reliance on any prior oral and/or written representations. If any provision this Agreement is held invalid, void or unenforceable for any reason, that provision shall be severed and all other provisions of this Agreement shall remain valid to the maximum extent permissible by law. These Terms shall only be modified by a document signed by both AV and Reseller.

11.8 Governing Law. This Agreement shall be governed by the laws of the State of California without regard for its conflict of laws provisions. Venue for any dispute regarding this Agreement or any resulting order shall be Los Angeles County, California, and Reseller expressly consents to the jurisdiction of its state and federal courts in connection with this Agreement or any resulting order. Reseller waives any other venue to which either party might be entitled by domicile or otherwise.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last signed below.

[illegible] EV CHARGING USA, INC.
[illegible] /s/ Brian C. Howe
[illegible] Brian C. Howe
[illegible] President
[illegible] February 11, 2015

AEROENVIRONMENT, INC.
Signature /s/ Steve B. Bloch

Name Steve B. Bloch
Title VP of Sales - EES
Date 3/2/15

EXHIBIT A

PRODUCTS AND PRICE LIST

Published Date: March 11, 2014

AeroVironment Pricing Sheet

External Part Number	Product Image	Item	Brand	Cable Size	List Price	Availability	Unit Price	
AV BRANDED EQUIPMENT - TurboCord							1 - 3 units	4+ units
EVSE-TurboCord-Dual		EVSE-TurboCord Dual 240 & 120 Volt auto-sensing, 16 amp, 3.6kw @ 240v with Nema 6-20 P or 1.4kw @ 120v with Nema 5-15 P	AV	20'	$ 649.00	Available	$ 584.00	$ 552.00
EVSE-TurboCord-240		EVSE-TurboCord 240 Volt, 16 amp, 3.6kw with Nema 6-20 P	AV	20'	$ 599.00	Available	$ 539.00	$ 509.47
AV BRANDED EQUIPMENT - RS							1 - 2 units	3+ units
EVSE-RS-15		EVSE-RS, Wall Mount Hardwire	AV	15'	$ 799.00	Available	$ 699.00	$ 660.12
EVSE-RS-25		EVSE-RS, Wall Mount Hardwire	AV	25'	$ 899.00	Available	$ 799.00	$ 754.56
EVSE-RS-PI-25		EVSE-RS-Plug In	AV	25'	$ 999.00	Available	$ 899.00	$ 849.00
EVSE-RS-SP-25		EVSE-RS, Single Pedestal Mount	AV	25'	$ 1,870.00	Available	$ 1,683.00	$ 1,589.50
EVSE-RS-DP-25		EVSE-RS, Dual Pedestal Mount	AV	25'	$ 3,275.00	Available	$ 2,947.50	$ 2,783.75
EVSE-RS-QP-25		EVSE-RS, Quad Pedestal Mount	AV	25'	$ 6,480.00	Available	$ 5,832.00	$ 5,508.00

EXHIBIT A (Continued)

AV BRANDED EQUIPMENT - RS+ and RFID Enabled								1 - 2 units		3+ units
EVSE-RS+-25		EVSE-RS+, Wall Mount, GPRS	AV	25'	$	1,895.00	Available	$ 1,667.60	$	1,591.80
EVSE-RS+-RFID-25		EVSE-RS+, Wall Mount, GPRS, RFID	AV	25'	$	2,405.00	Available	$ 2,116.40	$	2,020.20
EVSE-RS+-RFID-SP-25		EVSE-RS+, Single Ped Mount w/RFID Kit	AV	25'	$	3,410.00	Available	$ 3,069.00	$	2,898.50
EVSE-RS+-RFID-DP-25		EVSE-RS+, Dual Ped Mount w/RFID Kit	AV	25'	$	5,600.00	Available	$ 5,040.00	$	4,760.00
EVSE-RS+-RFID-QP-25		EVSE-RS+, Quad Ped Mount w/RFID Kit	AV	25'	$	10,300.00	Available	$ 9,270.00	$	8,755.00
NISSAN BRANDED EQUIPMENT - RS								1 Unit		Pre-Pay
NNA-DCQC		Nissan DC Quick Charger (DCQC)	Nissan	13'	$	19,069.00	Available	$ 19,069.00	$	17,569.00
NNA-DCQC-CW		Nissan DC Quick Charger (DCQC) - Cold Weather	Nissan	13'	$	21,124.00	Available	$ 21,124.00	$	19,624.00

AeroVironment™ EV Solutions™
181 W. Huntington Dr., Suite 202, Monrovia, CA 91016
P. 888.499.8759 F. 626.356.6906 ev@avinc.com

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date last signed below.

Reseller: EV CHARGING USA, INC.
Signature: /s/ Brian Howe
Name: Brian Howe
Title: CEO
Date: 2/11/15

AEROVIRONMENT, INC.
Signature: ____________________
Name: ____________________
Title: ____________________
Date: ____________________

EXHIBIT B

CONSUMER NOTICE SUMMARY & ACKNOWLEDGEMENT FORM & WARRANTY

AV strives to ensure your satisfaction with its Products. However, purchasing the Electric Vehicle Charging Station ("Charging Station") without purchasing installation by AV presents some important considerations that require your attention before making your decision.

1. **If you do not purchase Installation Services from AV, Installation of the Charging Station is <u>your</u> responsibility**

   Installation of the Charging Station:

   - Is electrical contracting work that should be performed by a qualified, licensed electrical contractor and requires compliance with applicable national, state and local electrical and other building codes
   - Will in almost all circumstances require obtaining a permit before starting the work, and related inspections after the work is completed, from your local building code enforcement organization
   - May require physical modification to the real property and upgrade, repair, or replacement of certain electrical infrastructure where the Installation takes place
   - May require the participation and approval of the property owner of the installation site, if you are not the property owner (for example, if you are a tenant, you may need your landlord's approval)
   - May require the participation and approval of any applicable Home Owners Association (HOA), Architectural Review Board, local or neighborhood preservation organization, or other relevant organizations which have authority to prohibit, permit or otherwise affect your ability to make improvements such as the Installation at the Site
   - May be subject to the filing of preliminary lien notices and liens against the real property where the Installation takes place by one or more licensed contractors to the extent permitted by applicable law, for the purpose of ensuring payment for contracting services performed and materials provided in connection with the Installation
   - Should only be completed in compliance with the installation instructions in the User's Manual which accompanies the Charging Station

2. When you purchase the Charging Station without installation, AV offers a limited warranty to repair or replace, at AV's option, any defective Charging Stations or defective component parts. However, improper installation is an activity that will <u>void</u> this warranty.

   When Installation Services are not performed by AV, Service under the warranty <u>will not</u> cover service calls to correct improper installation of your Charging Station, costs associated with the de-installation of the Charging Station from your home, costs of shipment of the Charging Station to AV for repairs or replacement, costs of shipment of the repaired or replaced Charging Station back to your home, or costs of re-installation of the repaired or replaced Charging Station.

LIMITED END-USER WARRANTY

The Products are warranted to the end-user to be free of defects in material and workmanship for a period of thirty-six (36) months from the sale to end-user or from installation of the Products if installed by AV. In addition, Products installed by AV are warranted that the original installation of the Products shall be free of defects in workmanship for a period of thirty-six (36) months from the date of installation.

THIS IS THE SOLE AND EXCLUSIVE WARRANTY GIVEN BY AV WITH RESPECT TO THE PRODUCTS AND INSTALLATION IF THE PRODUCT WAS INSTALLED BY AV. EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT, AV MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE, IN RESPECT OF THE PRODUCTS AND INSTALLATION INCLUDING, WITHOUT LIMITATION, WARRANTIES OF QUALITY, ACCURACY, OR MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR OF RESULTS TO BE OBTAINED FROM USE OR INSTALLATION OF PRODUCTS.

To the extent permitted by applicable laws: (a) AV's total warranty expense with respect to any Products and/or installation provided by AV is limited to a maximum of the original purchase price of that Product and/or installation as applicable to a warranty claim; (b) AV's liability under this warranty shall be limited to the repair or replacement, at AV's option, of defective Products, defective component parts or defective installation workmanship, together with any service call required to make repairs or replacements covered by this warranty, and (c) AV will not be liable for repair, replacement or service call costs for Products or installation workmanship not covered by this warranty.

This warranty shall be voided by damage or excessive wear to any Products caused by abnormal operating or environmental conditions (including exposure to acid, chemical fumes, metallic dust or extreme temperatures), accident, abuse, damage, misuse, vandalism, unauthorized alteration or repair, utility surges, or if any Products was not operated, serviced or maintained in strict compliance with the AV user's manual and other printed instructions provided by AV. No warranty applies to the installation of the Products if the Products are not installed by AV or a certified member of AV's licensed independent electrical contractor installation network. Any evidence of an attempt to disassemble or reverse engineer any Products will void this warranty.